Exhibit 10.12

AGREEMENT

This Separation Agreement ("Agreement") is made and entered into as of June 5, 2009, by and between Internal Fixation Systems, Inc., a Florida corporation ("IFS"); Star Medical Equipment Rental, Inc., a Florida corporation ("Star"); and Esteban Hernandez ("Hernandez") (the latter two collectively the "Hernandez Parties") (and all of the foregoing collectively known as 'the Parties").

RECITALS

WHEREAS, Stephen Hernandez is a shareholder of and has served as a director and as an employee and officer of IFS;

WHEREAS, Star is holder of that certain Promissory Note made by IFS dated April 22, 2009; WHEREAS, Hernandez is sole shareholder of Star; and

WHEREAS, the Parties mutually desire to change their existing business relationship, including Hernandez surrendering to IFS his equity position in IFS and resigning his employee, officer and director roles in IFS;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be and being legally bound hereby, the Parties agree as follows:

DEFINITIONS

As used throughout this Agreement:

"Board" refers to the Board of Directors of IFS.

"IFS" refers to Internal Fixation Systems, Inc., and its past and present parents, subsidiaries, affiliates and related entities, and each of their respective past and present officers, directors, agents, employees, successors and assigns.

"Effective Date" is June 5, 2009.

"Promissory Note" refers to that certain Promissory Note in face amount of $185,000 made by IFS in favor of Star on April 22, 2009.

"Shareholders' Agreement" refers to that certain Shareholders' Agreement, dated January 5, 2007, entered into by the IFS shareholders.

1)    RESIGNATION AND RELEASE

A.    Upon IFS's payment to Star of the first payment under the Promissory Note, the deposit and initial rent payment due under the Premises lease referred to in paragraph 12 hereof and the first payment due under the Equipment lease referred to under paragraph 12 hereof, Hernandez will resign from all of his positions as an employee, officer and member of the Board of Directors of IFS, and any and all IFS subsidiaries and affiliates by executing the letter attached hereto as Exhibit A. Upon Hernandez' resignation, Hernandez shall have no right to represent himself as being an employee, officer, director, agent or representative of IFS or to represent to third parties that he is in any manner authorized to act on behalf of IFS, and Hernandez shall execute all documents reasonably necessary to effectuate the terms of this provision by, for example and without limitation, executing such documents as are necessary to have his signature authority on any IFS bank account(s) removed and/or terminated.

B.   Hernandez, his successors, assigns, heirs and agents, and Star, its subsidiaries, affiliates, officers, directors, agents and employees (collectively, the "Releasors"), hereby waive, release and discharge IFS, its employees, officers, directors, and agents and Chris Endara, Matthew Endara and Kenneth West (collectively the "Releasees'') from any and all claims, suits, actions, causes of action, judgments, demands, debts, accounts, sums of money, contracts, agreements, or damages whatsoever which against the Releasees the Releasers have, ever had or hereafter can, shall or may have for, upon, or by reason of any matter from the beginning of the world to the date of this Agreement with the exception of any claims arising under this Agreement, the Promissory Note or the Shareholder's Agreement.

C.   IFS, its officers, directors, successors, assigns, heirs and agents (collectively, the "Releasors"), hereby waive, release and discharge Star, its employees, officers, directors, and agents (collectively the "Releasees") from any and all claims, suits, actions, causes of action, judgments, demands, debts, accounts, sums of money, contracts, agreements, or damages whatsoever which against the Releasees the Releasors have, ever had or hereafter can, shall or may have for, upon, or by reason of any matter from the beginning of the world to the date of this Agreement with the exception of any claims arising under this Agreement or the Shareholder's Agreement.

2)    Sale of Hernandez' Shares of IFS

Hernandez shall sell to IFS his ten (10) shares of IFS common stock for $1,000 upon the first to occur of the following events: (a) for each of three consecutive calendar months IFS has gross revenues of $30,000; (b) all payments due to the made under the Promissory Note are made and the Holder (Star Medical Equipment Rental, Inc.) is owed nothing further thereunder; or (c) the execution by Matthew Endara, Christopher Endara, Kenneth West and Jamie Carbonell of guarantees of the Promissory Note and the Premises and Machine subleases.

With respect to the transactions expressly contemplated by Section 2 of this Agreement, the provisions of Article Ill and Section 9.7 of the Shareholders' Agreement are expressly waived and are otherwise not applicable with respect only to the transactions contemplated hereby. Hernandez represents and warrants that he is and will continue, at all times, to be the sole record and beneficial owner of the ten (10) shares of IFS common stock currently held by him and that he has not and will not ever place upon such shares any liens Or otherwise pledge or hypothecate his IFS common stock. Hernandez further agrees that he will not assign, sell, transfer or attempt to assign, sell or transfer to any third party or entity any of the IFS common stock he currently owns. The Hernandez Parties shall jointly and severally indemnify IFS and its directors, officers, employees, shareholders, agents and their respective affiliates from any and all demands, claims, actions, suits, limitation, settlements, judgments, losses, liabilities, costs and expenses (including, without limitation, attorneys' fees and costs (including any appeals)) arising from or otherwise in connection with any misrepresentation, breach or default by any Hernandez Party under this Agreement.

3)   Corporate Books and Records

Hernandez and Star agree that upon the Effective Date they will relinquish and deliver to IFS all corporate books and records regarding IFS in their possession or control including but not limited to corporate tax filings for 2007 and any correspondence in the possession or control of Hernandez or Star.

4)   Confidential information and Communication Concerning the Company

Hernandez shall keep confidential and shall not, directly or indirectly, divulge, furnish or make accessible to any party any of IFS's trade secret, proprietary or confidential information, including without limitation, any financial information, marketing plans, strategies, trade secrets, data, know-how, processes, techniques and other similar information. The Parties agree to keep the existence and terms of this Agreement confidential.

5)   Entire Agreement

This Agreement and the Promissory Note constitute the entire agreement between the Parties and cannot be altered except in a writing signed by the Parties. The Parties acknowledge that they have entered into this Agreement voluntarily, that they fully understand all of its provisions, and that no representations, which are not expressly contained herein, were made to induce execution of this Agreement.

6)   Rule of Construction

References in the plural also refer to the singular where such construction is necessary to give reasonable effect to this Agreement.

7)   Dispute Resolution

The Parties agree that any disputes between the Parties concerning the interpretation or application of this Agreement or concerning any other matter or thing, will only be initiated in the State or Federal Courts, as appropriate, located in Miami-Dade County, Florida. The prevailing party shall be entitled to an award of attorneys' fees and costs (including, without limitation, any such fees or costs incurred on appeal).

8)   Choice of Law

This Agreement shall be governed by Florida law without regard to its conflict of law principles.

9)   Authority

Each Party hereby represents and warrants to the other Party that (a) he, she, or it has the power and authority to enter into this Agreement and the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized, and (b) this Agreement constitutes the legal, valid and binding obligation, of such Party, enforceable in accordance with its terms.

10)   The Hernandez Parties acknowledge that IFS may, as part of its continuing operations, issue and or sell to third parties IFS common stock in order to raise additional operating capital. Such transactions would result in a dilution of Hernandez' ownership interest in IFS.

11)   Notices

All notices, requests, and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

if to:

Internal Fixation Systems, Inc
10100 NW 116th Way, Suite 18
Miami, Florida 33178

Attention: CEO with copy to:

Eric S. Roth
Stearns Weaver Miller
Weissler Alhadeff & Sitterson, P.A.
150 W. Flagler Street, Suite 2200
Miami, Florida 33130

if to:

Star Medical Equipment Rental Inc.
10100 NW 116th Way, Suite 18
Miami, Florida 33178

Attention: CEO if to:

Esteban Hernandez
10100 NW 116th Way, Suite 18
Miami, Florida 33178

12)   Use of Equipment

Star is currently the lessee of a Swiss Iurn CNC machine manufactured by Maubeni Citizen — Cincom, Serial # P15284 (the "Machine") located at 1100 NW 166 Way, Suite 18, Miami, FL 33178 (the "Premises"), and which Machine IFS is currently using with Star's permission. IFS has been paying Star $5,660.77/month for the use of the Machine. The Parties will execute documents pursuant to which IFS agrees to sublease the portion of the Premises which it currently occupies and to sublease or otherwise assume responsibility for the Machine. Upon execution of such subleases, the terms of such subleases shall prevail to the extent they conflict with the terms of this paragraph. Until such time as the subleases are executed and subject to the Hernandez Parties' continuing strict compliance with this Agreement, IFS agrees to continue paying $5,660.77/month for the use of the Machine at its current location for the duration of Star's leasehold interest in the Machine. Star shall not terminate the lease for the Machine so long as IFS continues to make the payments rebuked in this section. Star shall give IFS 90 days advance written notice of the expiration of the lease for the Machine. So long as IFS is current on its obligation to pay Star pursuant to this section, Star will allow IFS to use the Machine at its current location.

IFS will pay Banc of America Leasing and Capital LLC, Invoice #75216, issued to Star in the amount of $12,601.10 within 30 days of the Effective Date by tendering a check in said amount to Star. Star shall thereafter promptly provide written proof to IFS that the funds have been given to Banc of America Leasing & Capital LLC and that the invoice #75216 has been fully satisfied.

The Hernandez Parties shall also provide IFS each month with receipts or other written proof that they have made the necessary payments, in a timely manner under the leases for the Machine and for the Premises. A breach of this provision by the Hernandez Parties shall entitle IFS to suspend payments under the Promissory Note until such time as the Hernandez Parties demonstrate that they have made all necessary payments under the leases for the Machine and the Premises.

13)    Guarantee

In the event that, for each of three consecutive calendar months, IFS has gross revenues in excess of $30,000, then Christopher Endara, Matthew Endara and Kenneth West, and Jamie Carbonell shall each personally guarantee IFS's performance obligations under the Promissory Note and the Premises and Machine subleases. IFS shall make available to Star for inspection and review the company's monthly bank account statements so that Star can determine whether the gross revenue requirements of the foregoing sentence have been satisfied.

    IN WITNESS WHEREOF the undersigned have duly executed and delivered this Agreement as of the date written above.

STAR MEDICAL EQUIPMENT RENTAL, INC.

By:	/s/ Esteban Hernandez
Name:	Esteban Hernandez
Title:	CEO

ESTEBAN HERNANDEZ (individually)

By:	/s/ Esteban Hernandez
Esteban Hernandez

INTERNAL FIXATION SYSTEMS, INC.

By:	/s/ Matthew Endara
Name:	Matthew Endara
Title:	CEO/COO

EXHIBIT A

Internal Fixation Systems, Inc.
10100 NW 116 Way, Suite 18
Miami, Florida 33178

Gentlemen:

I hereby resign from any and all positions I currently hold as an officer, director, employee, agent or representative of Internal Fixation Systems, Inc. ("IFS") and any and all IFS subsidiaries and affiliates.

Respectfully submitted,

ESTEBAN HERNANDEZ

Date: